Registration No. 333- ______________

As filed with the Securities and Exchange Commission on April 16, 2021

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AYTU BIOPHARMA, INC.
(Exact name of Registrant as specified in its charter)

Delaware		47-0883144
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
373 Inverness Parkway, Suite 206 Englewood, Colorado 80112 (720) 437-6580
(Address of principal executive offices, including zip code)

NEOS THERAPEUTICS, INC. 2015 STOCK OPTION AND INCENTIVE PLAN
(Full title of the plans)

Joshua R. Disbrow Chairman and Chief Executive Officer 373 Inverness Parkway, Suite 206 Englewood, Colorado 80112 Telephone: (720) 437-6580
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Nolan S. Taylor Anthony W. Epps Dorsey & Whitney LLP 111 South Main Street, Suite 2100 Salt Lake City, Utah 84111 (801) 933-7363

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act.

                                   Large accelerated filer         ☐                                                                                                                Accelerated filer                    ☐
                                   Non-accelerated filer           ☒                                                                                                                 Smaller reporting company   ☒

                                                                                                                                                                       Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock $0.0001 par value per share
—Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan	105,449	$7.49	$789,813.01
TOTAL		—		$86.17

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 shall also cover any additional shares of Aytu BioScience, Inc.’s common stock that become issuable under the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act of 1933 solely for the purpose of calculating the registration fee on the basis of $7.49 per share, which represents the average of the high and low prices of the common stock as reported in The Nasdaq Capital Market on March 31, 2021.

EXPLANATORY NOTE

On March 19, 2021, Aytu BioPharma, Inc. (the “Registrant”), Neos Therapeutics, Inc. (“Neos”) and Neutron Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), completed the previously announced merger (the “Merger”) of Neos with the Registrant and Merger Sub, pursuant to the Agreement and Plan of Merger, dated December 10, 2020, by and among the Registrant, Neos and Merger Sub (the “Merger Agreement”). Neos was the surviving corporation of the Merger and became a wholly owned subsidiary of the Registrant.

Pursuant to the Merger Agreement, and pursuant to The Nasdaq Stock Market Rule 5635, the Registrant is registering an aggregate of 105,449 shares of common stock of the Registrant in connection with the assumption by the Registrant at the effective time of the Merger contemplated in the Merger Agreement (the “Effective Time”) of previously granted options under the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.         Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Aytu BioPharma, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020;

(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2020;

(4)

the Registrant’s Current Reports on Form 8-K filed with the SEC July 2, 2020, December 2, 2020, December 8, 2020, December 10, 2020, December 10, 2020, December 14, 2020, December 16, 2020, January 25, 2021, March 22, 2021, March 23, 2021 and April 5, 2021; and

(5)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 27, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this Registration Statement all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering. Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statements contained in a previously filed document incorporated by reference into this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Section 145 also provides that any indemnification under Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Section 145 also provides that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Registrant’s bylaws provide that the Company shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

See also the undertakings set out in response to Item 9 herein.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

EXHIBIT INDEX

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
4.1	Certificate of Incorporation effective June 3, 2015	8-K	6/09/15	3.1
4.2	Certificate of Amendment of Certificate of Incorporation effective June 1, 2016	8-K	6/02/16	3.1
4.3	Certificate of Amendment of Certificate of Incorporation, effective June 30, 2016	8-K	7/01/16	3.1
4.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on August 11, 2017	8-K	8/16/17	3.1
4.5	Certificate of Amendment of Certificate of Incorporation, effective August 25, 2017	8-K	8/29/17	3.1
4.6	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed on March 2, 2018	S-1/A	2/27/18	3.6
4.7	Certificate of Amendment to the Restated of Certificate of Incorporation, effective August 10, 2018	8-K	8/10/18	3.1
4.8	Amended and Restated Bylaws	8-K	6/09/15	3.2
4.9	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock	10-Q	2/7/19	10.4
4.10	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock	8-K	10/15/19	3.1
4.11	Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock	8-K	11/4/19	3.1
4.12	Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock	S-8	2/24/20	3.12
4.13	Second Amended & Restated Bylaws	S-8	2/24/20	3.13
4.14	Certificate of Amendment	8-K	12/8/20	3.1
4.15	Certificate of Amendment	8-K	3/22/21	3.1

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
5.1	Opinion of Dorsey & Whitney LLP				X
23.1	Consent of Dorsey & Whitney LLP included in Exhibit 5.1)				X
23.2	Consent of Plante & Moran, PLLC				X
24.1	Powers of Attorney (included in signature page)
99.1

2015 Stock Option and Incentive Plan and forms of option agreements thereunder (incorporated herein by reference to Exhibit 10.4 to the Neos Registration Statement on Form S-1 (File No. 333-205106), filed previously with the Commission on July 13, 2015)

Item 9.         Undertakings.

A.         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on April [●], 2021.

AYTU BIOSCIENCE, INC.

By:          /s/ Joshua R. Disbrow

Joshua R. Disbrow

Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joshua Disbrow acting individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, in any and all capacities, for each to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joshua R. Disbrow	Chairman and Chief Executive Officer	April 16, 2021
Joshua R. Disbrow	(Principal Executive Officer)
/s/ Richard Eisenstadt	Chief Financial Officer	April 16, 2021
Richard Eisenstadt	(Principal Financial and Accounting Officer)
/s/ Steven J. Boyd	Director	April 16, 2021
Steven J. Boyd
/s/ Gary V. Cantrell	Director	April 16, 2021
Gary V. Cantrell
/s/ Carl C. Dockery	Director	April 16, 2021
Carl C. Dockery
/s/ John A. Donofrio, Jr.	Director	April 16, 2021
John A. Donofrio, Jr.
/s/ Michael Macaluso	Director	April 16, 2021
Michael Macaluso
/s/ Gerald McLaughlin	Director	April 16, 2021
Gerald McLaughlin /s/ Beth Hecht	Director	April 16, 2021
Beth Hecht